EXHIBIT 23.3

Consent of Marshall & Stevens Transaction Advisory Services LLC

We hereby consent to the quotation and summarization of our opinion letter to the Board of Directors of Armada Acquisition Corp. I (“Armada”) in the proxy statement/prospectus contained in the Company’s registration statement on Form F-4 relating to the proposed business combination between Armada, Rezolve AI limited and Rezolve Limited (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein. In giving this consent, we do not admit, and we understand that Armada not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by Armada in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

/s/ Marshall & Stevens Transaction Advisory Services LLC

New York, New York

May 20, 2024